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                                   EXHIBIT 99

Sunterra Corporation
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                                                                    NEWS RELEASE

                            FOR IMMEDIATE RELEASE   Contact:    Malinda Bombardo
                            ---------------------               ( 407 ) 532-1244


                        Sunterra Appoints Successor CEO



     ORLANDO, FLORIDA (November 19, 2001) Sunterra Corporation announced today that Nicholas J. Benson will serve as President and CEO of the reorganized company. Mr. Benson currently serves as the CEO of Sunterra Europe, a wholly-owned non-debtor subsidiary of Sunterra Corporation.

     "I am very pleased to announce, after an extensive search process, that Nick Benson will serve as my successor" said Gregory F. Rayburn, current Sunterra President and CEO. "Nick has worked with me closely over the past year and has played an instrumental role in the turnaround we have achieved. He has achieved a great deal of respect within our organization and he has the full support of our creditors."

     Mr. Benson has been with Sunterra Europe since 1997. He has been involved with the vacation ownership industry for over nine years. "I am delighted and honored to accept this appointment" said Mr. Benson. "Following a difficult couple of years, Sunterra Corporation is now poised to re-establish itself as the market leader in this industry. Our unique focus on satisfying the needs of our members and our outstanding staff will drive Sunterra's continued success and growth".

     Sunterra also announced that concurrent with Mr. Benson's retention as President and CEO, Mr. Rayburn, a principal with Jay Alix & Associates, will serve as Chief Restructuring Officer. According to Mr. Rayburn, his primary focus will be finalization of the plan of reorganization and overseeing the exit from the Chapter 11 process.


SOURCE:  Sunterra Corporation

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